Exhibit 10.2

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and Rule 24b-2

THIRD AMENDMENT

TO

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This THIRD AMENDMENT TO RESEARCH COLLABORATION AND LICENSE AGREEMENT (the “Third Amendment”) is effective as of June 18, 2019 (“Third Amendment Effective Date”), by and between ULTRAGENYX PHARMACEUTICAL INC., a Delaware corporation having an address at 60 Leveroni Court, Novato, CA, 94949 (“Ultragenyx”), and ARCTURUS THERAPEUTICS, INC., a Delaware corporation having an address at 10628 Science Center Drive, Suite 250, San Diego, CA 92121 (“Arcturus”), and, solely for purposes of Section 5(b), ARCTURUS THERAPEUTICS HOLDINGS INC, a Delaware Corporation (“Arcturus Parent”), and amends that certain Research Collaboration and License Agreement between the Parties, dated October 26, 2015, as amended on October 17, 2017 and April 20, 2018 (the “License Agreement”).

The Parties, for their mutual benefit, now wish to amend the License Agreement to, among other things, expand the scope of the collaboration to include additional types of nucleic acid products and to include targets relevant to any disease or indication. Capitalized terms used herein which are not defined shall have the respective meanings ascribed to them in the License Agreement. All references to the term “Agreement” in the License Agreement shall be deemed to include all of the terms and conditions of this Third Amendment.

NOW, THEREFORE, in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and of the mutual agreements made herein, the Parties hereby agree as follows:

1.              DEFINITIONS

(a)      Section 1.6 of the License Agreement is hereby deleted and replaced with the following:

“1.6    “Arcturus Know-How” means any Know-How Controlled by Arcturus and/or any of its Affiliates as of the Effective Date and/or during the Term that is actually used by Arcturus or its Affiliates in its Collaborative Development activities and/or is necessary or useful for the Exploitation of any Compound and/or Product. For the avoidance of doubt, (a) the term Arcturus Know-How includes all Know-How Controlled by Arcturus and/or any of its Affiliates as of the Effective Date and/or during the Term that relate to the manufacturing process for any Nucleic Acid Product and (b) Arcturus Know-How does not include the Arcturus Patents. Subject to and to the extent as provided in Section 13.4, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s or such Third Party’s Affiliate acquisition of Arcturus in a Change of Control Transaction.”

(b)      Section 1.8 of the License Agreement is hereby deleted and replaced with the following:

“1.8    “Arcturus Patents” means all Patent Rights Controlled by Arcturus and/or any of its Affiliates as of the Effective Date and/or during the Term that (a) Cover any Compound and/or Product (but not with respect to any active ingredient other than a Compound); (b) is necessary for the Exploitation of any Compound and/or Product (but not with respect to any active ingredient other than a Compound); and/or (c) is reasonably useful for the Exploitation of any Compound and/or Product (but not with respect to any active ingredient other than a Compound) other than Arcturus Platform Technology. For the avoidance of any doubt and notwithstanding anything to the contrary set forth in subsection (c) above, the term Arcturus Patents includes all Patent Rights Controlled by Arcturus and/or any of its Affiliates as of the Effective Date and/or during the Term that Cover the manufacturing process for any mRNA, UNA Oligomer, DNA and/or siRNA within a Compound or Product. The Arcturus Patents existing as of the Third Amendment Effective Date are listed on Exhibit A. Subject to and to the extent as provided in Section 13.4, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s or such Third Party’s Affiliate acquisition of Arcturus in a Change of Control Transaction.”

(c)        Section 1.25 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“1.25    “Compound” means any mRNA, UNA Oligomer, DNA and/or siRNA designed to express or encode a Development Target or designed to knockout or otherwise modulate the expression level, properties, half-life, distribution or activity of any mRNA, UNA Oligomer, DNA and/or siRNA that expresses or encodes a Development Target, in each case discovered and/or optimized under the Collaborative Development Plan, and any and all derivatives of any such molecule.”

(d)        Section 1.42 of the License Agreement (definition of Expansion Option Payment) is hereby deleted in its entirety.

(e)        Section 1.100 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“1.100  “Nucleic Acid Product” means any product containing an mRNA, UNA Oligomer, DNA or siRNA and is designed to have its therapeutic effect through one of these nucleic acid modalities.”

(f)         Section 1.104 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“1.104  “Target” means any single protein (i.e., a protein designated by a unique NCBI reference sequence but including all of its naturally-occurring mutations and variants).”

(g)        The definition of Nucleic Acid Chemistry Technology in the last sentence of Section 7.6 is hereby deleted in its entirety and replaced with the following:

“Nucleic Acid Chemistry Technology” means technologies related to the chemical and enzymatic modification of nucleobases or conformational and/or structural features of a Compound that increases resistance to degradation resulting in a longer half-life. Nucleic Acid Chemistry Technology does not include improvements related to codon-optimization, modification of the 5’ cap structure, use of alternative 5’ or 3’ prime sequences, modification of the 5’ untranslated region or 3’ untranslated region, or variations in the polyA tail sequence or length.”

(h)      The following new Sections 1.117, 1.118 and 1.119 are hereby added after Section 1.116 of the License Agreement:

“1.117  “DNA” means an active pharmaceutical ingredient that is any single or double stranded molecule containing deoxyribonucleic acid nucleotide/s, natural or modified, and is used to achieve expression or inhibition of a target protein.

1.118  “siRNA” means small interfering Ribonucleic Acid, an active pharmaceutical ingredient that is a double-stranded RNA molecule, natural or modified used to inhibit expression of a target protein.

1.119  “Viral Gene Therapy Product” means any product that uses a virus to deliver genetic cargo into cells to replace missing or malfunctioning genes.”

2.            NUCLEIC ACID PRODUCT. All references to “RNA Product” under the License Agreement shall be replaced with “Nucleic Acid Product”.

3.            IMPROVEMENT IP. Notwithstanding anything to the contrary in this Agreement, including Section 13.4, in the event Arcturus undergoes a Change of Control Transaction after the Third Amendment Effective Date, then the intellectual property of the entity(ies) surviving such Change of Control Transaction that is developed after such Change of Control Transaction shall not be excluded from the definition of Arcturus Technology to the extent (a) such intellectual property is developed through the use of Arcturus Know-How, Arcturus Patents, Arcturus Platform Technology or Improvements to Arcturus Platform Technology, in each case, existing as of the date of such Change of Control Transaction or (b) constituting an improvement or enhancement to the Arcturus Know-How, Arcturus Patents, Arcturus Platform Technology or Improvements to Arcturus Platform Technology, in each case, existing as of the date of such Change of Control Transaction ((a) and (b) collectively, the “Improvement IP”). For clarity, the Improvement IP shall be included in the scope of the license granted to Ultragenyx under this Agreement without regard to such Change of Control Transaction.

4.            TARGET SELECTION; EXCLUSIVITY

(a)         Section 3.1.3 of the License Agreement is hereby deleted in its entirety and replaced with the following

“3.1.3    Ultragenyx Expansion Option. During the Reserved Target Exclusivity Period (so long as there are no outstanding, overdue payments due to Arcturus under this Agreement), on a Reserved Target-by-Reserved Target basis, Ultragenyx shall have the option, at no additional cost to Ultragenyx, to convert [...***...] to an additional Development Target by providing Arcturus with written notification (such option, the “Ultragenyx Expansion Option” and such notification, the “Ultragenyx Expansion Notice”), whereupon (a) the list of Development Targets set forth on Exhibit B shall automatically be amended by adding such Target; (b) the list of Reserved Targets set forth on Exhibit C shall be amended by deleting such Target. The Parties shall promptly generate a Collaborative Development Plan for such new Development Target in accordance with Section 4.1. Notwithstanding the foregoing, at the time of any such exercise of an Ultragenyx Expansion Option, if there are three (3) or more Development Targets for which Arcturus is engaged in the performance of active and ongoing Collaborative Development pursuant to the respective Collaborative Development Plans, then such Collaborative Development Plan for such new Development Target shall not include any obligations for Arcturus to actively conduct Collaborative Development until

***Confidential Treatment Requested

the earlier of (a) completion of Arcturus’s Collaborative Development obligations under other Collaborative Development Plan(s) such that (without counting this Collaborative Development Plan for such new Development Target) there are two (2) or fewer Development Targets for which Arcturus is engaged in the performance of active and ongoing Collaborative Development and (b) six (6) months after Ultragenyx’s exercise of the applicable Ultragenyx Expansion Option. For avoidance of doubt, the conversion of a Reserved Target to an additional Development Target shall not permit Ultragenyx to add an additional Reserved Target in place of such converted Reserved Target.”

(b)          Section 3.2.1 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“3.2.1    Reserved Target Selection. As of the Third Amendment Effective Date, the Parties have agreed to a list of three (3) Targets for which Ultragenyx will have the exclusive right to evaluate whether it desires to initiate Collaborative Development, such list set forth on Exhibit C (each, a “Reserved Target”). During the Reserved Target Exclusivity Period, Ultragenyx shall have the right to nominate seven (7) additional Targets to be deemed Reserved Targets under this Agreement, at no additional cost, in accordance with the terms of Section 3.2.2. Ultragenyx shall only have the right to initiate Collaborative Development under this Agreement with respect to a particular Reserved Target by converting such Reserved Target into a Replacement Target pursuant to Section 3.1.2 or by exercising its option to designate such Reserved Target as an additional Development Target pursuant to Section 3.1.3; provided, that Ultragenyx shall have the right to conduct preliminary non-clinical research with respect to Reserved Targets and related compounds to evaluate whether it wishes to convert such Reserved target into a Development Target and, at Ultragenyx’s request and sole cost and expense, Arcturus shall cooperate with Ultragenyx to conduct activities with respect to such Reserved Targets to facilitate such evaluation.”

(c)    Section 3.2.2 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“3.2.2 New Reserved Targets

(a)    During the Reserved Target Exclusivity Period, Ultragenyx shall have the right to nominate a new Target to be deemed a Reserved Target and to replace each Reserved Target with a proposed new Target, in each case, by providing Arcturus with written notice thereof in accordance with Section 3.2.2(b); provided that as of the time Ultragenyx provides such notification, (i) Arcturus has not already granted an option or a license to any Third Party to develop and/or commercialize products with respect to such Target, or otherwise has entered into an agreement with a Third Party that prevents Arcturus from accepting such Target as a Reserved Target, (ii) Arcturus has not commenced a bona fide internal research and development program directed to such Target and such program has completed, at a minimum, preclinical in vivo proof of concept, (iii) such Target was not previously subject to Third Party rights or obligations to Third Parties under an agreement between Arcturus and a Third Party and returned to Arcturus, where the Target program has been advanced to demonstrate proof of concept activity in an animal model and (iv) such Target is not one of the Targets identified on Exhibit G attached hereto (each, an “Unavailable Target”). Ultragenyx shall have the right to nominate seven (7) additional Targets to be deemed Reserved Targets under this Agreement and Ultragenyx shall have the right to make no more than a total of eight (8) replacements of existing Reserved Targets pursuant to this Section 3.2.2.

(b) During the Reserved Target Exclusivity Period, in the event that (i) pursuant to Section 3.2.1 Ultragenyx desires to select a new Target to be deemed a Reserved Target or (ii) pursuant to Section 3.2.2(a) Ultragenyx desires to select a new Target to be deemed a Reserved Target and to replace a Reserved Target with a proposed new Target, then Ultragenyx shall provide written notice thereof to Arcturus (provided, that such notice shall not disclose the applicable selected Target). Within ten (10) Business Days after Arcturus’ receipt of any such notice from Ultragenyx, the Parties shall jointly agree in good faith on an independent, U.S.-based law firm that has expertise in life sciences partnering transactions (an “Expert”) to determine whether such selected new Target is available to become a Reserved Target under this Agreement or whether it is an Unavailable Target. If the Parties do not agree upon an Expert within such time period, than each Party shall select its own proposed Expert within five (5) Business Days of the expiration of such time period and the two proposed Experts shall decide on an independent Expert to serve as the Expert for such review within five (5) Business Days of selection of the last proposed Expert. Within three (3) Business Days of selection (and joint engagement by the Parties) of such Expert, (x) Ultragenyx shall disclose to such Expert its selected new Target and (y) Arcturus shall disclose to such Expert a list of all Targets that Arcturus in good faith believes are Unavailable Targets as of such date. If the Target is identified on the list of Unavailable Targets, such Expert shall ask Arcturus to provide reasonable documentation demonstrating why such Target should be classified as an Unavailable Target pursuant to the terms of this Agreement (including, if applicable, a copy of any agreement between Arcturus and a Third Party or documentation evidencing the internal research and development records with respect to such Target). Within ten (10) Business Days after receipt such information from Ultragenyx and Arcturus, the Expert shall advise both Parties in writing whether such Target is an Unavailable Target. The Parties shall share equally the fees of any such Expert.

(c)    Promptly upon determination by the Expert that any Target selected by Ultragenyx pursuant to Section 3.2.2(a) or Section 3.2.1 is not an Unavailable Target, the Expert shall disclose such new Target to Arcturus and the list of Reserved Targets set forth in Exhibit C shall automatically be amended accordingly to include such new Target as a Reserved Target. For clarity, at any given time during the Reserved Target Exclusivity Period, there shall be a maximum of ten (10) Reserved Targets.”

(d)          Section 3.3.1 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“3.3.1    Arcturus Development Target Exclusivity.

(a) Nucleic Acid Exclusivity. With respect to a particular Development Target, during the corresponding Development Target Exclusivity Period, Arcturus shall not conduct or participate in, or advise, assist or intentionally enable any Third Party to conduct or participate in the preclinical or clinical development, manufacture or commercialization of any Nucleic Acid Product with respect to such Development Target. The “Development Target Exclusivity Period” means the period beginning on the date that a Target becomes a Development Target and ending on the earlier of (i)

the date that such Development Target becomes a Discontinued Target or (ii) termination of the Agreement with respect to such Development Target.

(b)    Right of First Negotiation with Respect to Nucleic Acid Products. On a Development Target-by-Development Target basis, during the corresponding Development Target Exclusivity Period, Arcturus hereby grants Ultragenyx an exclusive right of first negotiation to obtain an exclusive license to Exploit products that are not Nucleic Acid Products with respect to each Development Target within the Territory (each, a “Development Target ROFN”) as further described herein. Arcturus shall provide written notice to Ultragenyx promptly upon Arcturus’ decision to seek a partner for the research, development and/or commercialization of any such Nucleic Acid Product with respect to a Development Target (“Development Target ROFN Notice”). Ultragenyx shall have [...***...] days from its receipt of the Development Target ROFN Notice to notify Arcturus if Ultragenyx desires to exercise its Development Target ROFN with respect to such Development Target and upon such notice from Ultragenyx, Arcturus and Ultragenyx will negotiate such rights in good faith for a period of [...***...] (the “Development Target ROFN Negotiation Period”). If, at the end of the Development Target ROFN Negotiation Period, Arcturus and Ultragenyx are unable to reach agreement on such terms, or if Ultragenyx does not notify Arcturus of its interest in such Development Target during such [...***...] period, Arcturus shall be free to grant a license or enter into any other arrangement with a Third Party to Exploit such Nucleic Acid Products with respect to such Development Target; provided, for clarity, that this Section 3.3.1(b) shall not relieve Arcturus of its restrictions under Section 3.3.1(a) or (c).

(c)    LUNAR Exclusivity. Within the first four (4) years after the Third Amendment Effective Date, Arcturus shall not conduct or participate in, or advise, assist or intentionally enable any Third Party to conduct or participate in the preclinical or clinical development, manufacture or commercialization of any product utilizing LUNAR Nanoparticle Delivery Technology with respect to a Development Target.”

(e)          Section 3.3.2 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“3.3.2    Ultragenyx Development Target Exclusivity. With respect to a particular Development Target, during the corresponding Development Target Exclusivity Period, Ultragenyx shall not conduct or participate in, or advise, assist or intentionally enable any Third Party to conduct or participate in the preclinical or clinical development, manufacture or commercialization of any product (other than a Product) containing any mRNA, UNA Oligomer, DNA or siRNA with respect to such Development Target. For clarity, the foregoing shall not restrict Ultragenyx’s rights with respect to any Viral Gene Therapy Product.”

(f)          Section 3.3.3 of the License Agreement 3 (but not Section 3.3.3(a) of the License Agreement which shall remain in full force and effect and unamended by this Section 3(f) of the Third Amendment) is hereby deleted in its entirety and replaced with the following:

“3.3.3    Reserved Target Exclusivity. With respect to each Reserved Target, during the Reserved Target Exclusivity Period, Arcturus shall not conduct or participate in, or advise, assist or intentionally enable any Third Party to conduct or participate in the preclinical or clinical development, manufacture or commercialization of (a) any Nucleic Acid Product

***Confidential Treatment Requested

with respect to such Reserved Target, or (b) without offering Ultragenyx the right of first negotiation (as described in Section 3.3.3(a)), any other product utilizing the LUNAR Delivery Technology with respect to such Reserved Target. The foregoing restriction shall expire on the fourth anniversary of the Third Amendment Effective Date (the “Reserved Target Exclusivity Period”), provided, that the Reserved Target Exclusivity Period may be extended, upon written notice to Arcturus, on a Reserved Target-by-Reserved Target basis for up to three (3) additional one year period(s) by paying the Exclusivity Extension Fee pursuant to Section 7.3. For clarity, Section 3.3.1 and not this Section 3.3.3 shall apply to any Reserved Target that becomes a Development Target pursuant to Section 3.1.2 or Section 3.1.3.”

(g)        Section 3.5.1 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“3.5.1 For each Discontinued Target: (i) all licenses granted to Ultragenyx under this Agreement with respect to such Discontinued Target will terminate, (ii) Ultragenyx shall grant and hereby grants to Arcturus an exclusive, royalty-bearing (in accordance with Section 3.5.2) worldwide, perpetual (provided that Arcturus fulfills its payment obligations under Section 3.5.2, subject to breach/cure procedures comparable to that described in Section 12.2) license, with right of sublicense, under (a) all Product-Specific Technology, (b) Collaboration Technology (including Joint Collaboration Technology) and (c) other Patent Rights and Know-How that as of the date of discontinuation of the Discontinued Target had been practiced or used by Ultragenyx under this Agreement, in each case to the extent Controlled by Ultragenyx and/or its Affiliates, to Exploit Compounds and Products with respect to such Discontinued Target (“Discontinued Products”), provided that such license shall not include the right for Arcturus to Exploit any type of Nucleic Acid Product other than a product containing any mRNA, UNA Oligomer, DNA or siRNA unless otherwise expressly agreed in writing by the Parties; (iii) Ultragenyx shall, within [...***...] of the applicable Development Target becoming a Discontinued Target and at Arcturus’s expense, transfer to Arcturus available data and information relating to such Discontinued Products Controlled by Ultragenyx and in Ultragenyx’s possession at such time, (iv) if mutually agreed by the Parties, Ultragenyx shall transfer to Arcturus the responsibility for the prosecution and maintenance of all Product-Specific Patents that specifically pertain to Compounds and/or Products with respect to the Discontinued Target and Arcturus shall perform such prosecution and maintenance activities in accordance with Section 8.2.2 and (v) Arcturus shall have the first right to enforce such Product-Specific Patents in a Product Infringement with respect to Compounds and/or Products with respect to the Discontinued Target in the manner similar to Ultragenyx’s enforcement rights described in Section 8. The license granted by Ultragenyx to Arcturus pursuant to this Section 3.5.1 shall include, for the avoidance of any doubt, any and all improvements to the process of manufacturing Nucleic Acid Products developed by Ultragenyx during the term of this Agreement, to the extent Controlled by Ultragenyx and/or its Affiliates and to the extent practiced or used by Ultragenyx under this Agreement.”

5.              COLLABORATIVE DEVELOPMENT

(a)        Section 4.2 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“4.2      Collaborative Development of Products. Upon approval by the JSC of the applicable Collaborative Development Plan and associated Budget, each Party shall

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commence and conduct Collaborative Development activities assigned to it under, and in accordance with, such Collaborative Development Plan in good scientific manner and in accordance with all applicable Laws. For clarity, Ultragenyx shall have the right to generate modified products or derivatives incorporating the Compound identified by Arcturus under the Collaborative Development Plan, provided that (i) Ultragenyx shall promptly identify in writing all such modified products and derivatives to Arcturus and (ii) such modified products and derivatives shall be deemed as Products under this Agreement. Ultragenyx shall be solely responsible, at its discretion, for the development, manufacture and, if successful, commercialization of any and all Products after their respective PCC Designation.”

(b)      Section 4.5.3 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“4.5.3    Data Sharing. Arcturus shall promptly and regularly make available to Ultragenyx, through the JSC (or any applicable subcommittee established by the JSC), all topline data generated by Arcturus and its Affiliates or on their behalf under each Collaborative Development Plan. Upon the reasonable advanced written request Ultragenyx, Arcturus shall promptly make available to Ultragenyx any data and materials described in such Collaborative Development Plan for delivery by Arcturus to Ultragenyx or as otherwise reasonably requested by Ultragenyx, including all Know-How in the Opt-In Data Package. In addition, on a calendar quarter basis, and more frequently upon the reasonable advanced written request of Ultragenyx, Arcturus shall promptly make available to Ultragenyx (a) copies of all pending and issued Arcturus Patents that have disclosures and/or claims which Cover the composition of a Compound or Product or the method of making or using a Compound or Product and (b) any other data reasonably necessary or useful for Ultragenyx to prepare and file patent applications or Regulatory Filings for Products permitted by this Agreement. Arcturus shall allow Ultragenyx to inspect and, to the extent reasonably necessary or useful for regulatory or intellectual property protection purposes, copy such records. Ultragenyx shall promptly and regularly make available to Arcturus: (i) all data generated by Ultragenyx and its Affiliates or on their behalf with respect to any Products to the extent that such data was generated using funds, in whole or in part, paid by Arcturus and (ii) any other non-clinical development and clinical development data related to the safety of the Arcturus Platform Technology that would require adverse event reporting to applicable Regulatory Authorities. Each Party shall also regularly disclose to the other Party all new Arcturus Platform Technology and Improvements to Arcturus Platform Technology generated or acquired by such Party (as applicable) during the Term to the extent necessary or useful for the Exploitation of a Compound or Product (including any lipid used in any formulation thereof) under this Agreement.

6.              MANUFACTURING

(a)      The following new Section 6.6 is hereby added at the end of Section 6.5 of the License Agreement:

6.6      Manufacturing. In the event Ultragenyx decides to incorporate and use LUNAR Nanoparticle Delivery Technology in its manufacturing process for any Compound or Product, then prior to engaging any Third Party manufacturer to use such LUNAR Nanoparticle Delivery Technology in the manufacture of such Compound or Product, Ultragenyx shall consult with Arcturus regarding potential Third Party manufacturers and

Ultragenyx shall reasonably consider any comments provided by Arcturus. Ultragenyx shall have the right to grant one or more sublicenses under the licenses granted to Ultragenyx in Section 5.1 and/or 5.2.3 to manufacture the Compound and Product in accordance with the terms of Section 5.3. Without limiting the generality of the foregoing, Ultragenyx shall ensure that any such Third Party manufacturer is bound by obligations of confidentiality and non-use at least as restrictive as those set forth in Article 11 of this Agreement.

7.                FINANCIAL TERMS

(a)      Third Amendment Upfront Payment. As partial consideration for the rights granted to Ultragenyx by Arcturus under this Third Amendment, Ultragenyx will pay to Arcturus a one-time payment of Six Million Dollars (US$6,000,000) (the “Upfront Payment”) within five (5) business days after the Third Amendment Effective Date.

(b)      Expansion Option Payment. Section 7.2 of the License Agreement is hereby deleted in its entirety.

(c)      Exclusivity Extension Fee. The second sentence of Section 7.3 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“All Exclusivity Extension Fees paid for a particular Reserved Target prior to the Third Amendment Effective Date that becomes a Development Target shall be fully creditable against any Milestone Payments due for the corresponding Development Target pursuant to Section 7.7.1”

(d)      Optimized Lead Milestone. Section 7.5 of the License Agreement is hereby deleted in its entirety.

(e)      Option Exercise Fee. The first sentence of Section 7.6 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“For each Development Target for which Ultragenyx exercises its option under Section 5.2, within [...***...] after such option exercise, Ultragenyx shall pay Arcturus a one-time, non-refundable, non-creditable option exercise fee, in the amount of: [...***...].

(f)      The following new paragraph (g) is added at the end of Section 7.7.1 of the License Agreement:

“Notwithstanding the foregoing, with respect to any Development Target that was converted to a Development Target from a Reserved Target prior to the Third Amendment Effective Date, the Milestone Payments payable for each such Development Target shall, to the extent applicable, be reduced by the amount of all Exclusivity Extension Fee(s) paid for such Development Target under Section 7.3.”

(g)      Section 7.7.3 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“7.7.3    No Use of Specified Technology. On a Product-by-Product basis, in the event that the Exploitation of a Product in any given country within the Territory does not utilize (a) (i) the LUNAR Nanoparticle Delivery Technology Covered by either an Arcturus Patent

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and/or a Product-Specific Patent or (ii) another nucleic acid delivery technology Covered by an Arcturus Patent, or (b) (i) a Nucleic Acid Chemistry Technology Covered by an Arcturus Patent that results in an increase in mRNA half-life or (ii) the incorporation of an unlocked nucleic acid into an siRNA Covered by an Arcturus Patent, then the corresponding milestone payment(s) set forth in Section 7.7.1 and 7.7.2 payable in such country with respect to such Product shall be reduced by [...***...]. For example, if the Exploitation of a particular Product in a given country in the Territory does not utilize technology described under (a) nor technology described under (b), then the corresponding milestone payment(s) set forth in Section 7.7.1 and 7.7.2 payable in such country with respect to such Product shall be reduced by [...***...]. As another example, if the Exploitation of a particular Product in a given country in the Territory does not utilize technology described under (a) but does utilize technology described under (b), then the corresponding milestone payment(s) set forth in Section 7.7.1 and 7.7.2 payable in such country with respect to such Product shall be reduced by [...***...]. As yet another example, if the Exploitation of a particular Product in a given country in the Territory utilizes technology described under (a) and (b), then this Section 7.7.3 shall not act to reduce the corresponding milestone payment(s) set forth in Section 7.7.1 and 7.7.2 payable in such country with respect to such Product.”

(h)      Section 7.8.4(c) of the License Agreement is hereby deleted in its entirety and replaced with the following:

“7.8.4(c)    No Use of Specified Technology. On a Product-by-Product basis, in the event that a Selling Party’s sale of Product does not utilize (a) (i) the LUNAR Nanoparticle Delivery Technology Covered by any Arcturus Patent or Product-Specific Patent or (ii) another nucleic acid delivery technology Covered by an Arcturus Patent, or (b) (i) a Nucleic Acid Chemistry Technology Covered by an Arcturus Patent that results in an increase in mRNA half-life or (ii) the incorporation of an unlocked nucleic acid into an siRNA Covered by an Arcturus Patent, then the royalty rates set forth in Section 7.8.1 with respect to Net Sales for such Product in such country shall be reduced by [...***...] of what would otherwise have been due in the absence of such reduction, subject in all cases to the terms of Section 7.8.4(e). For example, if the Exploitation of a particular Product in a given country in the Territory does not utilize technology described under (a) nor technology described under (b), then the royalty rates set forth in Section 7.8.1 with respect to Net Sales for such Product in such country shall be reduced by [...***...] of what would otherwise have been due in the absence of such reduction, subject in all cases to the terms of Section 7.8.4(e). As another example, if the Exploitation of a particular Product in a given country in the Territory does not utilize technology described under (a) but does utilize technology described under (b), then the royalty rates set forth in Section 7.8.1 with respect to Net Sales for such Product in such country shall be reduced by [...***...] of what would otherwise have been due in the absence of such reduction, subject in all cases to the terms of Section 7.8.4(e). As yet another example, if the Exploitation of a particular Product in a given country in the Territory utilizes technology described under (a) and (b), then this Section 7.8.4(c) shall not act to reduce the royalty rates set forth in Section 7.8.1 with respect to Net Sales for such Product in such country.”

8.              Equity Investment. Concurrent with the execution of this Third Amendment, the Parties shall execute that certain Equity Purchase Agreement pursuant to which Ultragenyx will purchase 2,400,000 of Arcturus Parent’s common stock for Twenty-Four Million Dollars (US$24,000,000) (the “Initial Investment Amount”) in accordance with the terms and conditions set forth therein (the “Equity Purchase Agreement”). Additionally, pursuant to the Equity Purchase Agreement, Ultragenyx shall have

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the option to purchase another 600,000 shares of Arcturus Parent’s common stock at the price set forth in the Equity Purchase Agreement, which option can be exercised in accordance with the terms and conditions set forth in the Equity Purchase Agreement. Notwithstanding the restrictions set forth in Section 11.1.2 of the License Agreement, Ultragenyx shall not be prohibited from purchasing or selling equity securities of Arcturus solely as a result of having access to Confidential Information of Arcturus unless prohibited by any applicable Law or any policy of Arcturus applicable generally to its directors and Affiliates. For the avoidance of any doubt, the Parties hereby agree and confirm that (a) the terms of this Agreement are commercially reasonable to both Parties without taking into account the Equity Purchase Agreement and (b) the entry into the Equity Purchase Agreement is not a condition to the entry into this Agreement.

9.                EXHIBITS

(a)      Exhibit A of the License Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto. As of the Third Amendment Effective Date, Arcturus warrants to Ultragenyx that Exhibit A attached to this Third Amendment is a complete and accurate list of all Arcturus Patents existing as of the Third Amendment Effective Date.

(b)      Exhibit C of the License Agreement is hereby deleted in its entirety and replaced with Exhibit C attached hereto.

(c)      Exhibit G attached hereto is hereby added as new Exhibit G to the License Agreement.

10.            MISCELLANEOUS

(a)      No Other Amendments. Except as herein set forth, the License Agreement has not been modified and, as amended by this Third Amendment, remains in full force and effect.

(b)      Entire Agreement. The License Agreement as modified by this Third Amendment is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to its subject matter. They supersede all prior and contemporaneous agreements and communications, whether written or oral, of the Parties regarding this subject matter.

(c)      Severability. If any one or more provisions of this Third Amendment is held to be invalid, illegal, or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(d)      Counterparts. This Third Amendment may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument. Once signed, any reproduction of this Third Amendment made by reliable means (e.g., photocopy, portable document format (PDF) or facsimile) is considered an original.

{SIGNATURES ON FOLLOWING PAGE}

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Third Amendment effective as of the Third Amendment Effective Date.

ULTRAGENYX PHARMACEUTICAL INC.		ARCTURUS THERAPEUTICS, INC.

By:	/s/ Emil D. Kakkis	By:	/s/ Joseph E. Payne
Name: Emil D. Kakkis		Name: Joseph E. Payne
Title: President and Chief Executive Officer		Title: Chief Executive Officer

Solely for purposes of Section 8,
ARCTURUS THERAPEUTICS HOLDINGS INC.

By:	/s/ Joseph E. Payne
Name: Joseph E. Payne
Title: Chief Executive Officer

Signature Page to Third Amendment

Exhibit A

Arcturus Patents

[...***...]

***Confidential Treatment Requested

Exhibit C

Reserved Targets

[...***...]

***Confidential Treatment Requested

Exhibit G

Ineligible Reserved Targets

[...***...]

***Confidential Treatment Requested